EXHIBIT (i)

                     ROTHGERBER JOHNSON & LYONS LLP
                      One Tabor Center, Suite 3000
                         1200 Seventeenth Street
                         Denver, Colorado 80202
                             (303) 623-9000


                            October 10, 2000

Choice Funds
5299 DTC Boulevard, Suite 1150
Englewood, Colorado 80111

RE:    POST EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT OF CHOICE FUNDS

Ladies and Gentlemen:

     You have requested our opinion in connection with Post-Effective Amendment No. 3 on Form N-1A (the "Amendment") to add a new series that offered by Choice Funds to be known as the Choice Long-Short Fund (the "Fund"). You expect the Amendment to be filed by Choice Funds on or about October 12, 2000, with respect to the offer and sale of an unlimited number of shares in the Fund. The shares have no par value.

     We have reviewed such corporate documents and have made such investigation of Delaware law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion the shares referenced above have been duly authorized and issued and are fully paid and non-assessable.

                              Sincerely yours,

                              ROTHGERBER JOHNSON & LYONS LLP